Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of New York Community Bancorp, Inc. on Form S-4 of our report dated March 6, 2007 with respect to the consolidated financial statements of Synergy Financial Group, Inc., and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, appearing in the 2006 Form 10-K of Synergy Financial Group, Inc. and to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Crowe Chizek and Company LLC

Livingston, New Jersey

June 15, 2007